Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Omnicom Group Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 17, 2000 included in Omnicom Group Inc.'s Form 10-K for the year ended December 31, 1999 and to all references to our firm included in this registration statement.

Arthur Andersen LLP
New York, New York
October 2, 2000